Exhibit 99.1

CACI Appoints Peter Derow to Board of Directors

Arlington, Va., August 29, 2000 -- CACI International Inc (NASDAQ: CACI) announced that Peter A. Derow has been appointed to the company's Board of Directors. Mr. Derow has an extensive background in building and managing several leading media companies. His experience also includes being an advisor to and director of Internet companies that serve the global online professional information technology, energy, finance, and design engineering markets, where he has applied his understanding and vision of the Internet and business-to-business (B2B) services. Mr. Derow will stand for election to CACI International's Board of Directors at the company's annual meeting in November.

Among Mr. Derow's accomplishments are serving as President and CEO of Institutional Investor, Inc. from 1988 until his retirement in 1997. He also has served as Chairman and President of Newsweek, Director of The Washington Post Company, President of CBS Publishing Group, and Senior Vice President and Director of CBS, Inc. He currently serves as a director of Earthweb, Inc. (NASDAQ: EWBX), Global Decisions Group, LLC, GlobalSpec.com, and Netscan iPublishing. He holds a bachelor of arts degree from Harvard College and an MBA from Harvard University's Graduate School of Business Administration.

CACI International Inc is a worldwide leader in information technology, e-Business, and networld solutions. Founded on simulation technology in 1962, the company has evolved a diverse solutions portfolio for today's net economy. From across the technology spectrum, CACI integrates the networks, systems, and software for telecommunications, e-Commerce, information assurance, and all forms of information management. CACI centers of excellence are unique in the industry, offering "try-before-buy" solutions so clients save time and resources. With approximately 4,800 employees and more than 90 offices in the U.S. and Europe, CACI meets complex client challenges with comprehensive, reliable solutions. Visit CACI on the web at www.caci.com.

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Investor contact:	Media contact:
David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	Jody Brown Vice President, Public Relations (703)841-7801 jbrown@caci.com